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                                                                    EXHIBIT 99.1

                         ROBERTS REALTY INVESTORS, INC.

CONTACT:                                                   FOR IMMEDIATE RELEASE
--------                                                   ---------------------
Charles R. Elliott                                                 July 16, 2001
Chief Financial Officer

Telephone: (770) 394-6000
Fax:       (770) 396-0706

                         ROBERTS REALTY INVESTORS, INC.
                            ANNOUNCES THE SALE OF ITS
                          CRESTMARK APARTMENT COMMUNITY

ATLANTA, GA - Roberts Realty Investors, Inc. (AMEX:RPI) announces it closed the sale of its 334-unit Crestmark apartment community located in Douglasville, Georgia. The sales price was $25,000,000 or $74,850 per unit, which exceeded the sales price shown on the company's net asset value schedule published in July 2000 and again in July 2001. Crestmark was developed and built by Roberts Properties, Inc., a non-owned affiliate of the company.

Mr. Charles R. Elliott, the company's Chief Financial Officer, stated "Although Crestmark produced very good financial results for us, its location does not fit into our long-term growth strategy. We intend to redeploy the net cash proceeds of $7.9 million into new properties as part of a Section 1031 tax-deferred exchange and we expect the yield and long-term growth to be greater in the new properties than for Crestmark."

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the company may not be able to replace Crestmark with new properties as it intends; occupancy rates and rents may be adversely affected by local economic and market conditions in Atlanta and Charlotte; the Atlanta and Charlotte markets may become overbuilt with multifamily apartments; construction costs of a new community may exceed original estimates; construction and lease-up of new communities in Atlanta and Charlotte may not be completed on schedule; and financing may not be available or, if available, not on favorable terms.